Exhibit 99.2

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

L-1 IDENTITY SOLUTIONS INC.

Moderator:  Lisa Cradit
February 10, 2010
10:00 a.m. CT

Operator:
Welcome to L-1 Identity Solutions conference call regarding the Company's fourth-quarter and full year 2009 financial results.  At this time, all participants have been placed in a listen-only mode and the floor will be open for your questions following the presentation.  If you would like to ask a question at that time please press star one.  If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key.  If you should require operator assistance please press star zero.  We ask that you pick up your handset to allow optimum sound quality.  I will now turn the floor over to Lisa Cradit.

Lisa Cradit:
Thank you for joining us for the fourth-quarter and full-year 2009 financial results conference call.  Statements that representatives of L-1 Identity Solutions make during this call that are not historical facts are forward-looking statements made under the Safe Harbor provisions of Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on management's current beliefs and assumptions and involve inherent risks and uncertainties.  Any statements made today about future expectations or results are necessarily only estimates.  Actually results could differ materially from any forward-looking expectation.  Factors that may cause differences between forward-looking expectations and future actual results are fully described in the company's SEC filings.  The company expressly disclaims any obligation to revise or update any forward-looking statements.

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

Representatives of L-1 plan to use a number of defined financial terms during today's call.  Please refer to the company's press release issued this morning for further definition of and context for the use of these terms.

With that I would like to turn the call over to Bob LaPenta.

Bob LaPenta:
Good morning, everyone.  Thanks for participating in our fourth quarter and full year conference call.  It's a particularly difficult day I think for most of us with the weather.  So I'm going to try to just highlight some of the strategic and important initiatives, let Jim cover the numbers and then leave as much time as possible for Q&A.

We released a rather detailed earnings report today and we talked a lot about some of the successes we've had in '09 and some of the items that we felt positioned us particularly well for 2010 and beyond.  I think it's particularly encouraging that we had a good year in 2009 in light of the difficult economic scenario in the U.S. and around the world.  All of our divisions grew and all of them were profitable.

While our organic revenue growth was a little less than we had anticipated, our EBITDA was very robust.  And I think some of the things that we were able to achieve during 2009 position us well for 2010 and beyond.  And I think we're going to see an increase in organic growth in 2010 and certainly in 2011.

Let me highlight some of the things that I am talking about.  In Secure Credentialing, we won 19 out of 20 competitive procurements.  This on its surface, just by itself, I think is very, very impressive.  But I think if you look at the underlying details of what took place here, I think you will be very, very impressed.  We announced a new order yesterday from Kentucky.  That was not included in the $80 million that I talked about in our pre-release in January, on January 6.  We really only made one release that was included in that $80 million and that was the Biometric CIS award.  So there is about $70 million yet to be released.  We are working on the contracts and we would hope over the next two to three weeks that we will begin to release additional contracts against that $80 million I talked about.

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

But back to the Credentialing and driver's license business, if you look at what we've done, we've booked over $290 million of new and contract extensions.  I think it's important to look below the actual awards and see what is happening within that business.  We increased the averaged core price of the driver's license because of added value to the customer by over 50 percent.  So our average driver's license went from about $1.50 to over $2.00.  And if you then add the amortization for the capital improvements that we're making and have made in 2009 and 2010, the actual increase of the credential has gone up over 100 percent.

Just to give you a sense of what that means, we produce over 75 million driver's licenses a year.  So that $1.50 plus will generate over $120 million of incremental organic revenue growth starting in the third and fourth quarter of 2010 and accelerating throughout 2011 and beyond.

If you look at the cash flow on the driver's license business, it's very, very impressive.  What we've done basically is build a franchise.  And with the investments we're making in infrastructure, we now have a customer base that is going to be with us for five to seven years.

If you look at the cash flow starting in 2011 going out to 2013, just the driver's license business by itself is going to generate close to $200 million in free cash flow in that three-year period.

In addition to that franchise, we think there are opportunities to expand our technology base and additional offerings within the space.  We talk about kiosks, that is a business that we think is going to generate robust revenues going forward.  We had our first booking in Mississippi.  They are very pleased with the product.  And we have bids outstanding now for a couple of hundred of these devices in other States.

We are going to offer two models there.  One is a pay-per-click and the other is an outright sale of the kiosk.  This is for registration and driver's license renewal.  The driver's license renewal represents about 70 percent of the transactions that occur at the DMV bureau.  So we're very excited about that.

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

Additionally, I think, good opportunities that happened in the Credentialing business, we received a five-year sole-source extension in the Passport contract.  That is $195 million and I think it continues to demonstrate the good relationship we have with our customers, not only in the DMV but with the Department of State.  So now we are a sole source in Passports and the Passport Card program and Border Crossing Card.  These are franchise businesses that are going to be with us for five years to come.

On the international front, shortly I hope we are going to be announcing a major contract award in Africa.  We're working on the contract.  We are negotiating with the customer.  And that's a key win for us in expanding our reach further beyond the U.S.

You read last week that we were selected as the prime exclusive provider for the AllClear program.  I'm very excited about that program.  I think it has a great future not only as a clear go to the front of the line-type program, but I think it's going to be a major program in the exit solution for TSA on U.S VISIT. So I'm very excited about that program.

Moving to Biometrics quickly, they had a great year.  They had organic growth of over 10 percent and I think more importantly, their funnel of new business opportunities has grown dramatically, over 27 percent, to over $345 million.

We deployed a new eGate solution in Frankfurt.  We're very excited about this.  This is going to be a focus area for us in 2010 and beyond and we think it's a great solution for expediting and enhancing security of travel through the airports.

We as you may have read were selected and we are now operating one of the largest iris databases in the world.  We are producing matches of over 500,000 images a minute with over a 99 percent accuracy; a tremendous capability.

You may also have read that in recent NIST testing, we were declared number one over all of our competition in both accuracy and speed.  And I think that's a tribute to our Daugman-based iris technology.  Again, this is I think going to be an important growth area for us going forward.  We talked in January about

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

the Enterprise License and the fact that that caused our EBITDA miss in the fourth quarter.  We are still very optimistic that that is going to happen.  It could happen next week, it could happen two weeks from now, it could happen a month from now.

The customer is behind this program and we're very confident that we are going to book it.  A little unsure of the timing, but we're very encouraged about what we're hearing from the customer on that program.

Additional opportunities.  We are currently the prime on the Visa facial program.  Facial was incorporated into the Visa in '09.  We are currently operating the largest facial database in the world, with over 80 million matches and we are very proud about that.

We are just about completed with our HIIDE 5 development.  As you've read in our press release, we've completed now the middleware where we are now going to be able to offer HIIDE to many customers aside from just our customer in the Middle East, where we can integrate this into all of their border security solutions.  So we think this is going to create a great market opportunity for us in 2010 and beyond.

We are hoping soon to get some funding for the next-generation HIIDE. This is going to be a much smaller, much more capable device. We're very excited about it.

The development is going to be about a $10 million development.  It's going to take us a little over a year, but we think that's going to create a revolutionary product that's going to have a tremendous market potential going forward.

In the Enrollment group, you read that they grew over 47 percent in 2009 and we expect that they are going to grow an additional 30 – 35 percent in 2010.  We have over 1,000 enrollment centers and contracts in Texas, New York and Indiana are increasing in their enrollments and the categories of customers that we are enrolling in those programs.

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

The HAZPRINT program that we re-won last year is one where we are doing exceedingly well. The customer is very happy and that is a great program for us.

On TWIC we took over all of the enrollment from Lockheed Martin.  We are just about completed with that transition.  The enrollments are increasing and we think as additional categories of people in transportation are added to that program, that's going to become a very, very robust growth program for us going forward.

While we have a good international presence, we are currently bidding on a very, very encouraging program in the Middle East for a Middle Eastern customer for their Visa program.  This is not in our forecast, but if we are successful with a number of partners that we are working on there, that could be a nice upside program for us next year and beyond.

In the international space, I think there is no question we have a franchise there and they are involved in all of the major programs involving counterterrorism, cyber security and Intel image processing in the United States.

I think the event at Christmas gave particular focus to one of our programs at SpecTal that I can't talk too much about.  But we are confident that that program is going to have a robust growth cycle going forward.  We're waiting to see how that develops in 2010.

So, I know I'm getting to the part that everybody wants to hear about. Let me talk a little bit about strategic alternatives.

I announced on January 6 that one of the efforts we were going to embark on in 2010 was to explore strategic alternatives to enhance shareholder value.  We are now aggressively involved in that process.

We've interviewed a number of bankers.  I've got to tell you, I am very I think surprised almost in the response that we are getting from the banking community.  Unsolicited calls from interested parties, both on the buy side

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

and the sell side. I can tell you this is a process that is going to move forward very quickly.

And we hope over the next 10 days to two weeks to select a banker that's going to proceed to explore some of these opportunities for us.  And this is a process that we hope will be conducted over the next 45 to 60 days.  We will keep you apprised of the progress but again, we are very, very encouraged.

I should note that one of the options that has been eliminated and will not be considered is any piecemeal sale of any of the properties that are part of L-1.  We think the company is well put together, well integrated, and we think the Company as a whole provides a much greater value proposition than its individual parts.

And I can tell you also that our stock price is $7.50 and I am certainly not going to comment on that and what's going to happen to it.  But I can tell you that the indications and the discussions we've had so far would indicate that that price is conservative, to say the least.

Looking forward, we've updated our guidance.  And because of the lumpiness and some of the issues we've had in the past, we are now going to start providing guidance on a six-month basis.  Guidance for the first half of next year is $340 to $350 million.  That represents somewhere between 43 and 45 percent of our revenue forecast for the year.  Adjusted EBITDA is $42 to $45 million.

Some of the deltas between the first half and the second half of next year from about 30,000 feet are:  Secure Credentialing first-half revenue to be about $90 to $95 million.  We expect their second-half revenue to be somewhere between $120 to $130 million.

Enterprise access (I'll combine that with Biometrics, because we've combined that division this year) they're going to go up from about $70 million in the first half to about $80 million plus in the second half.

Enrollments, they are going to go from $55 to $60 million in first half to $70 to $80 in the second half. And in Government Services, combined they're

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

going to do something like $100 to $110 million in the first half and $120 to $130 million in the second half.  So that should give you a sense of how we are looking at the year and the escalation from the first half to the second half.

Next year we are looking at guidance of around $750 million and $110 to $120 million in EBITDA.  I think it's interesting, we consider 2010 to be a transition year for us.  I think it's interesting that during a transition year we can be talking about organic revenue growth of between 10 and 15 percent and organic growth in EBITDA of 10 or 15 percent.

So we are excited about where we are.  We think the Company is positioned well for increased organic growth going forward.  Jim will take you through some of the numbers.  We think we are well positioned not only from a program and performance point of view, but from a capital point of view also.

And with that, I will turn it over to Jim and then we will open it up for questions.

Jim DePalma:
Thank you, Bob.  The press release provides detail regarding the fourth quarter and full year and Bob has addressed many of the key areas relative to our market positioning, opportunities and full-year expectations.  I will highlight some key financial trends in our businesses, our balance sheet and capital structure and some color regarding 2010.

Reported figures for the quarter include the 2008 acquisitions of Digimarc and Bioscrypt for both periods.  Full-year reported results comparisons reflect these differences, but the fourth-quarter comparisons are not impacted.

Overall, the fourth quarter represented a solid fundamental performance and reflects strengthening in our installed base, expansion of our footprint in key markets and strong operational discipline as highlighted by our growing backlog, improved operating leverage and effective working capital management.

Revenues for the quarter were up 9 percent to $160 million, reflecting demand from our Department of Motor Vehicle customers and enrollment franchises, as well as certain areas of our U.S. intelligence enterprise.

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

A few key points about growth worth highlighting.  Secure Credentialing grew 11 percent in the quarter, driven by value-added project-based businesses from our DMV customer base.  We will continue to invest, as Bob noted in our DMV area, providing a platform to focus on significant additional products and services including card-issuing kiosks, e-government, modernization and other privatization type opportunities that will enhance this already valuable franchise.

Our enrollment service business grew by over 50 percent, reflecting new contract wins in New York and our increasing involvement on the TWIC program.  In addition, we experienced growth in our existing network with over 2 million customers at over 1,000 enrollment locations throughout the United States.  The large installed base coupled with our complex network software will provide us with significant additional opportunities to increase revenue.

The majority of our planned organic growth in this division of over 15 percent in 2010 will be derived from backlog.  Our government service business grew despite temporary market contractions as we continued to win market share and are well positioned to capitalize on the current focus in transportation security, counterterrorism and information and network security.

As Bob noted, despite global economic turmoil our overall organic growth was up 6 percent and our book-to-bill ratio for the year was in the 1.3 times range, increasing backlog to over $1.3 billion and over $2 billion including unexercised options.  The Company is targeting a similar book-to-bill ratio in 2010.

Reported gross margin for the quarter was 28 percent.  Cash margins were in the 35 percent range in line with fourth-quarter, 2009.  We anticipate that GAAP gross profit margins will be approximately 30 percent in 2010 and cash gross margins to be in the 35 percent to 36 percent range.  Total operating expenses were down for the quarter and comparable for the full year, despite the inclusion of Digimarc for the full year in 2009.

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

As a percentage of revenue, operating expenses in the fourth quarter decreased to 22 percent from 28 percent due to the effective integration efforts in certain business areas, maximizing current investment levels and implementing appropriate cost saving strategies.  Cash operating expenses as a percentage of revenue were approximately 20 percent and is expected to remain in that range for 2010.

As a result of the aforementioned, adjusted EBITDA was $25.3 million, approximately 16 percent of revenues.  Our expanding solution platforms and focus on effective cost management is expected to result in EBITDA margins in the 15 percent to 16 percent range for 2010.

Other items of note.  Total cash interest expense for the quarter was $6.8 million.  We expect cash interest expense in 2010 to be largely in line with 2009 or lower as we evaluate the implications of a more favorable lending environment.

We continue to target an effective tax rate in the 40 percent range, with minimal cash tax requirements as we utilize our sizable NOL carry-forwards and tax deductible goodwill.  We do not anticipate to be a federal cash taxpayer for the foreseeable future, as our NOL carry-forwards and tax deductible goodwill aggregate in excess of $600 million.  Weighted average shares, basic and diluted, increased to 86.2 million from 83.8 million in the prior year reflecting the impact of 2008 acquisitions.  The company continues to target 87 million to 88 million shares on a fully diluted basis.

A few items to note on the balance sheet.  Working capital for the year was comparable to last year despite higher revenue, reflecting continued focus on maximizing our collections relative to the timing of sales and through effective management of our inventory and supply chain.  The company is targeting 60 to 64 days outstanding for the full-year 2010.

Capital spending for 2009 was approximately $55 million and is expected to approximate $55 million to $60 million for the full-year 2010, as we work with our partner's state to update technology, security features and workflow

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

in states such as Colorado, Indiana, California, Kentucky, New Jersey and others.

We expect to be largely complete with our capital deployment by early 2011, at which point our annual capital expenditure requirements for our 45 States will be in the $10 million range.

As Bob noted, the decrease in CapEx coupled with significant increases in expected revenue and even better margin underscores the powerful cash flows we expect to generate over the next five to seven years, as a result of our dominant position in the DMV marketplace.  Total debt for the company was approximately $460 million and included $175 million in convertible debt and our long-term loan.  We expect to pay approximately $22 million in principal in the current year.

The Company remains in compliance with all financial covenants and has access to our revolver.  We are evaluating improving our debt profile, as Bob noted, given the more favorable lending environment, notwithstanding a larger strategic assessment that Bob referred to.  Back to you, Bob.

Bob LaPenta:	Thanks very much, Jim. With that we will open it up to questions.

Operator:	Our first question is coming from Jim Ricchiuti of Needham & Company.

Jim Ricchiuti:
Hi.  Good morning.  Just a question on gross margins.  The cash gross margin declined I guess about 200 basis points in Q4.  How much of that was volume related to the volume decline in revenue or how much was mix?  I'm just trying to get a sense going forward.  Do you see the mix improvement contributing to the margin improvement you are expecting for 2010?

Jim DePalma:	Yes. It was just the mix enrollment was disproportionate in the fourth quarter. But we expect the margins, as I indicated, for 2010 to be in the 35 percent to 36 percent range, the cash margins.

Jim Ricchiuti:	OK. Jim, how about, on R&D I was a little surprised by the decline in R&D from Q3. Can you talk a little bit about that and where you see R&D expense going forward?

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

Jim DePalma:
Yes.  It's a couple of things.  One, as you know we consolidated Digimarc with Viisage and were able to get some benefits from that.  And also we're working with a number of customers and they were able to fund some of our R&D.  So we still have the R&D expense to a certain degree but it is included in cost of goods sold.  This is just unfunded operating R&D expenses.

Jim Ricchiuti:	OK. Do you expect similar levels going forward? Or do you see the R&D beginning to move back up maybe to levels that we saw toward the early part of '09?

Jim DePalma:	Yes. It won't be as low as the fourth quarter. But I would say it's probably in the $4 million to $5 million range on a quarterly basis and again depending on how much we get funded by our customers.

Jim Ricchiuti:	OK. And last question. Did you guys give a bookings number for the quarter? I may have missed it. I know you gave, I think a book-to-bill for the year.

Jim DePalma:	Yes. I don't believe we gave bookings for the quarter. I think Bob indicated that we did $290 million in the Credentialing business but…

Bob LaPenta:	Over $300 million.

Jim DePalma:	Over $300 million, I've been told for the quarter, mostly from Credentialing.

Jim Ricchiuti:	OK. Thank you.

Operator:	Your next question comes from Brian Ruttenbur of Morgan Keegan.

Brian Ruttenbur:	OK. Thank you very much. The question I had, organic growth on the biometric side, did you have that broken out, by chance?

Bob LaPenta:	Organic growth in '09 was about 10 percent and we expect about the same number in '10.

Brian Ruttenbur:	OK. In the Biometrics Division, are you talking total?

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

Bob LaPenta:	In Biometrics.

Brian Ruttenbur:	OK. Great. And then can we get a little bit –?

Bob LaPenta:	And I think more important is the mix shift more towards software and integrated solutions as opposed to appliances. That is going to increase our margins I think dramatically.

Brian Ruttenbur:	What is the percentage in that division in that software?

Bob LaPenta:	Well. I would say maybe it's increased from below 10 percent to maybe somewhere between 15 percent and 20 percent.

Brian Ruttenbur:	OK. And then I have some debt questions, just trying to understand because your total debt at the end of the quarter was it up $20 million roughly from last quarter?

Jim DePalma:
No.  We had to change our accounting at the beginning of the year because of a new proclamation with respect to mark-to-market on a convertible debt.  So we have to amortize the interest and it increases the outstanding amount.  Again, we anticipate that we would pay down $22 million in 2010 and I think for the year, we paid down…

Bob LaPenta:	Fifteen.

Jim DePalma:	$15 million.

Brian Ruttenbur:	OK. So the balance sheet number is $446.4 million. That is the number we should be using for total debt rather than the $463 million?

Jim DePalma:
Yes.  I think when you look at our total debt, net debt, its $462 million, $175 million of convertible debt, roughly $285 million of long-term debt less net cash.  So it's around $280 million, $280 million plus $175 million, $455 million.

Brian Ruttenbur:
OK.  And then this question was asked already but I just want to make sure.  The fourth-quarter run rate we should be looking for that going forward in terms of interest expense and amortization.  Is that correct?

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

Jim DePalma:
Yes.  And as I indicated, as you know the environment for lending is a lot better than it was six or nine months ago.  And notwithstanding the strategic alternatives we are evaluating, we are going to take advantage of that and I believe we can lower our effective interest rate by 1 or 2 points.

Brian Ruttenbur:
OK.  And then on the different operating expenses, R&D you already gave – it's going to be $4 million to $5 million going forward.  Marketing, selling, G&A, should we be looking at kind of fourth-quarter and because it was down from third quarter and kind of looking at that going forward, like the $9 million to $10 million level for marketing, G&A at $22 million, $23 million?

Jim DePalma:	Yes. The way I look at it is, I look at cash operating expenses at 20 percent and on a GAAP basis it's 22 percent to 24 percent.

Brian Ruttenbur:	OK. Speaking of cash – of GAAP, you had two quarters ago said something about GAAP EPS. You gave guidance in 2010 and you mentioned GAAP EPS of $0.02 to $0.09. Is that still a realistic range?

Jim DePalma:	Yes. I think that's a good range.

Brian Ruttenbur:	OK. And then….

Jim DePalma:
You'll understand the amount of stock-based compensation in 2009 was $24 million, $0.28 per share on a pretax basis.  Amortization is $0.12 pretax.  Interest expense and amortization of deferred financing is another $0.48.  So yes, $0.02 to $0.09 is what we're looking at, but again on an EBITDA basis it is significantly higher.

Brian Ruttenbur:
Right.  And then in terms of just strategic alternatives, you said something about 45 to 60 days you should have a solution, or have picked a solution or be announcing a solution?  Maybe you could clarify that a little bit.

Bob LaPenta:
Yes.  Let me clarify that.  I said that over the next 10 days to two weeks, we're going to be announcing the retention of a banker or bankers to explore strategic alternatives.  I also said that we've eliminated that we might sell part

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

of the business. That's not one of the alternatives that are being considered. It's been eliminated.

I then said that this is a process that we're going to proceed in and hope to get some indication of what direction we want to go.  And what that means is we are going to be out there talking to prospective partners, to people that may be interested in the Company and this is not a process that we are going to drag on.  I should reiterate we don't have to do anything and I think that is an advantage to us.  Because we've got a great Company, we have a great future and we have all worked very hard to put this Company together and it's not something that we're going to auction at a bargain price.

And I don't know what else to say about that.  Some of the people out there have been saying $7.00 or $8.00 is what this company is worth.  And I don't want to comment other than to say that if I were to sell the Company, I wouldn't need a banker to sell it for $7.00 or $8.00.

Brian Ruttenbur:	OK. Thank you very much.

Operator:	Your next question is coming from Paul Coster of J.P. Morgan.

Paul Coster:
Yes.  Thanks.  First of all, Bob, in your prepared remarks you said that you've been able to up-sell your driver's license solutions with a 50 percent price hike owing to new feature sets.  As you look out to 2011, what do you think that has, what effect does that have on gross margins, do you think?

Jim DePalma:	Gross margins in the driver's license business are… I think and I've got an analysis. Bobby, do you think they are going to have result of 50 percent, 55 percent?

Bobby Basil:	Over 55 percent.

Jim DePalma:
Yes.  It's a terrific franchise for us, Paul.  We have a great relationship with our customers.  And you read in our press release that right now only 31 States out of the 45 that we have use facial recognition and we think that's going to increase as we go on.

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

I think only 19 or a number like that, or is it 11 States have our document authentication?  We think that's going to increase.  But the cash margins are going to be very robust starting late in 2010, going into 2011 and the EBITDA margin is going to be somewhere between 25 percent and 30 percent.

Paul Coster:	How does that compare to today's margins for that business? I am just trying to get a sense of how it affects the overall margins for your company.

Bob LaPenta:	The cash margin today, Jim, I think it's around 40 percent?

Jim DePalma:	Yes. It's about 40 percent to 50 percent and EBITDA is around just under 25 percent.

Bob LaPenta:	Yes.

Paul Coster:	I got it. Is there anything in the DoD fiscal year '11 budget or the Homeland Security budget, Federal budgets, that we can sort of read through to having an implication for SpecTal?

Bob LaPenta:
Unfortunately, that's not a business that I can talk a lot about.  But again the Christmas event I think is going to have an impact on their business because they have a particular program that's directly related to that kind of activity.

I think another impact of that is where the agencies were trying to retain and bring people in house, I think we're seeing that come to an end and I think SpecTal is going to have a very good year next year.

Paul Coster:	And last question is, I don't think you paid down any debt this quarter. Am I correct? If so, why did you sort of skip the pay down in 4Q?

Jim DePalma:	Our debt requirement was $4 million in the quarter. And I believe it may have been paying on the first of the year. I think that is the only difference.

Paul Coster:	OK. I got it. Thank you very much.

Operator:	Our next question is coming from John Croke of Jefferies & Company.

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

John Croke:
Good morning.  I had a question about the margin profile here as we look at 2010.  Just looking at your six-month guidance, it looks like implied adjusted EBITDA margins are kind of in the 12.5 percent range for the first six months and jump up to something around 18 percent in the second half.  Is that just a function of the second half being a little more software heavy?  Or are there some other things in the mix and the cost profile that change in the second half?

Bob LaPenta:
No.  I think it's a question of the higher revenue and what that brings to the bottom line.  We expense our SG&A.  So as the revenue goes up, it's fully absorbed and I think that yields the higher margins.  And from an organic growth standpoint, I looked at this, this morning and I think I'm right, correct me if I am wrong, Jim.  I think we're going to do about 10 percent in the first half and close to 17 percent, 18 percent in the second half organic growth.

Jim DePalma:	Right.

John Croke:
OK.  And then in terms of your current planning assumptions for the Enterprise License contract, is that kind of in the first half or the second-half numbers when we look at your guidance?  Or has it been discounted a little bit given the uncertainty?

Bob LaPenta:	It's been discounted a little bit and it's in the first half.

John Croke:
OK.  Great.  One of the interesting things I picked up from your detail around the enrollment services business, you said for 2009 the number of people that were processed was up over 30 percent but revenues for the segment were up 47 percent.  Is that a function of better pricing?  Are the types of background checks that are being performed of a more complicated nature that creates more opportunity for you?  Can you talk about that for a little bit?

Jim DePalma:	It's a combination of the mix. As Bob indicated, TWIC was new to 2009 and there were a lot of anomalies in transitioning that from Lockheed to ourselves.

John Croke:
OK.  And then lastly in the government services business, you spent some time in the release talking about some of the opportunities in the cyber security business or the cyber security element of that business.  Is there any

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way you could size kind of what you are doing there on maybe like an '09 revenue basis?

Bob LaPenta:
Well they are a key provider to enterprise solutions for NSA.  And all of their programs are top secret, so I wish I could give you a lot of detail but some of the programs we are bidding on, one in particular is a Prime that we hope to bid on and have an answer on sometime during midyear, would be a large impact to that business.  We discounted it dramatically.  So for that business next year we're basically just forecasting about a 10 percent growth, organic growth.

John Croke:	OK. Great. Thank you very much.

Operator:	Your next question is coming from Daniel Meron of RBC Capital Markets.

Daniel Meron:
Thank you.  Hey guys, can you provide us with some color whether the strategic alternatives is going to have any impact on your operations?  I mean is this something that may slow down decision making on the parts of your customers, because they are not sure about where you guys are going to end up?

Bob LaPenta:
No, Dan.  All of our customers are aware of the process we're going through.  And they certainly believe that we are not going to do anything that's going to jeopardize or impact our business in any way.  As far as our employees go, aside from some corporate employees that may be impacted, the process we're going through can only yield benefits to them.

Whether we decide to do something strategic with a large system integrator or international player, or whether we decide that you know what?  We've got a great future and we are going to do it on our own, our employees are going to be well taken care of.  And I think anything we do is going to make sure that they are not impacted negatively.

Daniel Meron:
OK.  That's right.  And can you provide some little bit of color regarding your move to a semi-annual guidance.  I understand that given the lumpiness, it's probably a prudent approach but was there something that changed in your

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level of visibility? Or just the realization that forecasting on a quarterly basis is very challenging and you just wanted to give yourself some headroom here?

Bob LaPenta:
Well to answer your question directly, we are a growth business in a new industry.  People have said, well, you missed your guidance.  And I should go back and tell everyone that while we may have missed a particular quarter, like with the Enterprise License, we really never missed anything we have set.  But the lumpiness is there.  And as long as Wall Street doesn't want to look at the long-term and the great value and the great Company we are building and they want to look at us on a weekly, monthly, or quarterly basis, we have decided to take some of that lumpiness out.

Now, with respect to the first quarter, I thought about giving guidance again to the first quarter.  But with the Enterprise License having such a big impact, I thought it would not be prudent to do that.  So we put it in the first half.  I'm confident we're going to get it in the first half.  But whether it happens the third week in March or the first week in April, I really can't give you an answer to that question.  So I think this is going to be a good approach and maybe smooth out some of the lumpiness that's been in our numbers.

Daniel Meron:	OK. Great. And then on the gross margins, should we expect some of that cashing towards midyear considering the mix? How should we think about that line item going forward?

Jim DePalma:	I think, I said that the margins would be in the, cash margin would be 35 percent to 36 percent range and our GAAP margins would be in the 30 percent range.

Daniel Meron:	OK. And last one, just one thing. So on the operating cash flow, free cash flow basis, it sounds like 2009 was pretty much flat. Did I get it right?

Jim DePalma:
I think in our press release, we indicated that our unlevered free cash flow for the year was about $35.5 million, reflecting $55 million in CapEx and that for 2010 we expect unlevered free cash flow to be between $55 million and $65 million and that reflects capital expenditures of approximately $60 million as we continue to build out our department of motor vehicle franchise.

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Daniel Meron:	Got you. So how should we think about the debt level towards the end of 2010? Any targets around that would be useful.

Jim DePalma:
Well.  Without any changes to our debt profile and I really believe that we are going to do something pretty quickly here.  We would pay down about $22 million under our long-term debt, which is amortization of 10 percent on half and 1 percent on the other half of the term loan.

Daniel Meron:	OK. Thank you. Good luck.

Jim DePalma:	OK. Thank you.

Operator:	Your next question is coming from James Moore of Morgan Joseph.

James Moore:
Hi, guys.  This is Jim Moore in for Mike French.  Just a few questions for you.  First of all, can you talk a little about your next generation HIIDE products and what the capabilities will be there?  If there will be a new price point and what the margins might be as well?

Bob LaPenta:
The new product, as I've indicated, we're expecting to get some funding to start that development process within the next 60 days or so.  It's going to be a much smaller device with a lot more capability.  We think it will be a little less expensive than the current HIIDE and have a much broader application.  I really don't want to say too much more than that.

James Moore:	OK. That's very good.

Bob LaPenta:	It's going to take about a year. It's going to take about a year to develop that.

James Moore:	OK. And then in your remarks when you guys mention the 30 percent gross margins, just following up from the last question, are you guys expecting those to improve throughout 2010 as the sales ramp up?

Jim DePalma:	Yes. Moderately, I think the first half we are talking about 29 percent, so the second half a little higher but overall for the year at 30 percent.

James Moore:	OK. Very good, thanks. And your plans to get more aggressive internationally, do you think that will have any impact on the margins as well?

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Bob LaPenta:
I think it will.  We are looking at a number of opportunities.  I mentioned the fact that we now are providing iris matching technology to India.  We think that's a great entree into that market.  We're expecting some major opportunities in India next year.

We are performing very well with our Middle Eastern customer.  We think that's going to be a good program for us.  We're going to have HIIDE sales into that program and additional software sales as we give even our new HIIDE 5 additional capability.  And as I indicated in Credentialing and also where we bid combined with Biometrics, I'm expecting within the next 60 days to be announcing something in Africa relating to a driver's license and a national ID program.

James Moore:	OK. Perfect. And just in terms of the margin impact, is it more like Africa and India where you are going to see lower margins or?

Bob LaPenta:
I think the more software, the higher the margin.  And these are programs that have a lot of software.  Now there is another program out there that we have discounted entirely and that is Chile.  You may have heard about that program.  We don't know what's going to happen with that.  The customer is very happy with a lot of the trials and our end-to-end solution incorporating Credentialing and Biometrics.  That is a program that, if we were to win it, that has a large upfront capital requirement but it's a large program.

We would look to maybe do some lease financing if we were fortunate enough to win that program. But I just mention that, we discounted it so I don't have it in my revenue or my CapEx numbers.

James Moore:	OK. Thanks very much and good luck.

Operator:	Your next question is coming from Michael Kim of Imperial Capital. Sir, your line is open.

Michael Kim:
Good morning, guys.  Sorry.  Two quick questions.  First on and I don't know if you mentioned this earlier, but are you starting to see passport volumes starting to turn upwards here in 2010?  Kind of your thoughts there and then

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secondarily, you talked a little bit about resuming the Registered Traveler program and hoping you could expand a little bit on the opportunity.

Jim DePalma:
Yes.  It's a good question and it's one of the reasons, why our revenue in the first half is a little lighter than our revenue in the second half, it is that the Passports and Pass Cards we see growing in the second half..  As you are probably well aware, the economic turmoil had an impact on travel and so passport and pass cards were down in the second half of 2009.  And our expectations are light in the first half.

But again, as we have the entire contract and so as that, as Pass Cards and Passports and there is an ad now and I don't if you have seen it in the Olympics advertising for pass cards to go to Vancouver.  So we think it will start ramping up again in the second half.  We had not a whole lot in the first half.

Bob LaPenta:
On Registered Traveler, you read our release.  We are excited about that program.  We are going to be the exclusive integrator.  And I mentioned in that release that in light of our past investments on that program we have an equity interest in the new company.  And that is we have a 10 percent equity interest in that program.  We think it's – we have reworked the whole program, a lot of the mistakes that were made in the prior program I think are going to be eliminated.  And it's going to be a phased rollout of that program throughout 2010.  It's well capitalized and we are excited about it.

But I think the real upside there is we've all read about the fact that there is no U.S. exit program.  So while, we have spent a lot of money and we've been working on a U.S. visit program for the past three or four years.  We don't know when anybody leaves the country.  This program coupled with another program that SCD (our Credentialing Division) is working on, called TSA BPSS program, the CAT-BPSS program, which is a credentialing and boarding pass authorization program.

We think one of those two programs is going to be the solution for the U.S. exit program, which would open up a whole new revenue stream and capability for that.  So we're excited about that program and its future.

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Michael Kim:	Great. Thank you very much.

Operator:	Your next question is coming from Michael Levitt of Chesapeake Partners.

Michael Levitt:	Hi, Bob.

Bob LaPenta:	Hi.

Michael Levitt:	Thanks for taking the question. A couple of housekeeping questions and I apologize if this was given out. The leverage ratio and coverage ratio as of 12/31?

Jim DePalma:	Our leverage ratio requirement was 3.5 we – again, we met all our covenants. We were to be at 3.5 and we are at one (inaudible) 2.97 and…

Bob LaPenta:	Less than 3.

Jim DePalma:	Two point five? We are at 2.35.

Michael Levitt:	I'm sorry. The leverage ratio for your covenant is 3.25. You came in where?

Jim DePalma:	Two point nine seven.

Michael Levitt:	OK. And your coverage?

Jim DePalma:	Two point three five versus 2.25.

Michael Levitt:	Got you. And stock option expense reflected in your 2010 forecast?

Jim DePalma:	Stock option expense is in the $24 million range, amortization of intangibles in the $10 million.

Michael Levitt:	And what about depreciation?

Jim DePalma:	Depreciation is about $27 to $30 million.

Michael Levitt:	And the 10, is that just purchase method accounting amortization? Or is that the entire amortization expense?

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Jim DePalma:	It's the amortization of intangibles.

Michael Levitt:	OK. So it would be $27 to $30 million on D and $10 million for the amortization.

Jim DePalma:	And $24 million for stock-based comp, then another $13 million of amortization of deferred financing and the GAAP amortization to true up the convertible debt.

Michael Levitt:	Got you.

Jim DePalma:	Overall, again, $102 million including interest and depreciation of non-cash charges.

Michael Levitt:	Got you. And as it relates to stock option expense, what will that look like going out a few years? I'm just curious to know how that will kind of tail off as I think it will.

Jim DePalma:	Yes. I would say that the end of the large charge is in 2010. And I think it will go from the 27, $30 million range in – the $24 million range in '10 to probably $15 million range in 2011.

Michael Levitt:	And 2012, can you see that far out?

Jim DePalma:	2012, a little lower as we get rid of some of those higher stock option during valuations that we issued in 2006 and '07.

Michael Levitt:	Got you. And as it relates to CapEx, the guidance is $60 million. How much of that is earmarked for driver's license contracts?

Jim DePalma:	About $55 million, $55 to $56 million.

Michael Levitt:	OK. And Bob, you mentioned that business will throw off approximately $200 million of free cash flow over three years. Did I hear that right?

Bob LaPenta:	Yes. You did.

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Michael Levitt:	OK. That's great. Any thoughts around what the kind of return on invested capital in that business is?

Bob LaPenta:
Well, if you just look at the metrics I talked about, we are investing '09 and '10 like $120 million in the ones that we've just won and are now standing up new facilities.  We think the payback on that is three and a half years.

Michael Levitt:	OK.

Bob LaPenta:	So by the end of 2013, we will be totally paid back and in fact be in positive on our driver's license investment.

Michael Levitt:	Got you. And the term of the average contract is how long?

Bob LaPenta:	They on average range from five to seven years.

Jim DePalma:	And our renewal after the five – our hit rate is in the upper 90 percentile.

Bob LaPenta:
This is a great business and I think people really don't appreciate what a great business it is.  You talk about drivers license being boring.  But these have become technology platforms. And our relationships with the customers and a lot of people worry about the economy and the States that are underwater.  Most of the drivers license issuance systems are profit entities for the States.

And as we all know people pay for them.  But we're incorporating higher quality cards, facial recognition and document authentication.  I think kiosks are going to be very important.  And I think as we talk to our customers to increase the value proposition, there may be things where we are going to start being able to do in the backend, which is really going to be a tremendous upside for us in that space.

Jim DePalma:	And a lot of the things that we do our customers in that DMV reduce their costs.

Bob LaPenta:	Yes.

Jim DePalma:	And help with security. Because he DMVs are recognizing, as everybody recognizes, that they are issuing a credential card not just a driver's license.

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Michael Levitt:	Got you. And how does the pricing work over the life of the initial contract?

Bob LaPenta:	We for the most part price the cost of the technology and the card and we amortize the cost of the CapEx over the expected term of the contract, assuming no renewal.

Michael Levitt:	But the price of the card is fixed for the life of the contract?

Bob LaPenta:	Most of them. We put some escalation in there and fix it, that's the way the customer wants it. But in some of them, we actually have escalation beyond the initial term of the contract.

Michael Levitt:	Got you. OK. Terrific. Thanks, guys. Appreciate it.

Operator:	Your next question is coming from Keith LaRose of Bradley, Foster & Sargent, Inc.

Keith LaRose:
Hi, good morning, guys.  Bob, you mentioned, one of you guys mention 19 to 20 wins on driver's license programs. And what does the opportunity set look like in 2010, 2011?  And also if you were to have a very high win rate on a large number of further contracts, how capital constrained would you be relative to starting up those contracts?

Bob LaPenta:
Most of the competitions have been concluded.  We are going to announce, hopefully within the next two weeks, two more contract / State wins.  One of them was in the $80 million that I talked about earlier, one of them was not.  We have those factored into the $60 million CapEx.  There are two more competitions – well, two large ones.  One is North Carolina, I believe and the other one is, what?

Jim DePalma:	Florida.

Bob LaPenta:
Florida.  And those are factored into our CapEx also, assuming that we win those.  And there is a little tail on the CapEx that goes into like the first quarter of next year.  So I think when we look at next year our CapEx drops from like $60 million this year down to like $15 million, below $20 million next year?

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Jim DePalma:	Right. Yes.

Bob LaPenta:	Like $20 million. OK.

Jim DePalma:	And once the build out is completed we're talking about for the 45 states, approximately $10 million a year to sort maintain and upkeep the equipment.

Bob LaPenta:	So a run rate going forward for CapEx steady state would be around $15 to $20 million that would be a conservative number?

Keith LaRose:	The entire Company?

Jim DePalma:	Yes.

Bob LaPenta:	Yes. Look that would into come to…

Jim DePalma:	I would say $15, call it closer to $15 million.

Bob LaPenta:	OK. But next year, we could be looking at what $20 to $25 million you think?

Jim DePalma:	Yes. Depending upon timing

Bob LaPenta:	Right. So that incremental hopefully, that plus the added profit EBITDA, should add to our free cash flow next year.

Jim DePalma:	Yes.

Keith LaRose:
All right.  That's helpful.  Thank you.  Also on the enterprise license slippage, you sounded so pessimistic on the last call relative to it.  Maybe more disgusted is the right word.  But what changed relative to you sounding pretty optimistic today?  And what's the process path to you guys getting that booked?

Bob LaPenta:
I think your second guess was accurate.  I was disgusted and I think I was frustrated.  And if we had booked that in the fourth quarter, and as we all know the customer wanted to give us the contract.  They posted the intent to make a sole source award.  We would have exceeded our original EBITDA

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guidance.  The guidance we made at the beginning of last year, we would have exceeded it.  So not only did it ruin my holiday, but I knew I was going to be in for some bashing because of missing my forecast.  And of course that came true.

What happened since I really don't want to talk too much about other than to say or reiterate that our software and I think we talk about it in our release and there is a video that we put on our Web site?  If you listen to that video from the BTF it sounds like an advertisement for not only our HIIDE but for ABIS.  And I can tell you they love the product, it's performing well and I don't want to say too much more than that.

Keith LaRose:	OK. And then short of using your stock as a currency for acquisitions. What do you care that Wall Street doesn't value your company right in the short run, if you guys are doing the right thing?

Bob LaPenta:	Well, that's actually a great question.

Keith LaRose:	I can tell you as a shareholder that frankly if you guys are continuing along a value build path, I could care less if these guys don't get it right?

Bob LaPenta:
Well, wait a minute – who is this?  Let me just say the following, OK?  We are not going to discount this Company and give it away.  Too many people have worked too hard to create a great Company.  I think the fact that Wall Street doesn't get it is just reflective of the state that Wall Street and the rest of the world economic environments in.  It's a trading world, people don't care about long time quality and building value.  They only care about what the next trade is.  And I think that is a product of the buy and hold mentality and what made America great no longer exists on Wall Street.  I think we've seen that.

But our debt structure is burdensome and although we are going to have tremendous cash flow in '11 and '12, most of that cash flow is going to go to pay down debt.  So with Wall Street not valuing our equity, it doesn't give us an option to de-lever the balance sheet.  Beyond that financial evaluation, what we're looking at now and I have always said 2010 was going to be a

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pivotal transition year for L-1. So we are going to go out and explore what the best solution for L-1 might be to take it to the next level.

That may involve a large international player that has a lot more international marketing capability, people on the ground, political clout overseas, where a good part of our opportunities are.  So we are going to look at it not only for how do I get the stock up or how do I cash out?  That has nothing to do with the process that we're embarking on here.  We are looking for what is the right solution to this Company to bring it to the next level.  What is the right solution for our employees who we value and who are doing such a wonderful job in building and growing this Company.  So this is not “I'm cashing my chips in and I am going home”.  As I indicated, a lot of people out there say that, well, we're valuing this thing at $7.00, $8.00,  I can only tell you that they don't know what they are talking about.

Keith LaRose:	And if I assume that if you are cashing your chips in for the partnership that you would be cashing them in for everybody?

Bob LaPenta:	That's right.

Keith LaRose:	Thanks, guys.

Operator:	Your next question is coming from Allen Zwickler of First Manhattan.

Allen Zwickler:
Hi.  I'm not going to ask a cashing in question, if you don't mind.  Anyway, I have owned your shares for a while and I just had noticed recently and if this is irrelevant, please tell me and I will just move on, Unisys announced a contract in Mexico for an ID card product.

While I don't know a lot about Unisys, I know a fair amount about you guys and it sounded like a business that was somewhat similar to something that you would potentially compete on or have the same technology for.  I just wondered if that meant that, as a general comment, there was more competition or different competition in general, just to highlight that business which is obviously a big part of your growth story.

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Bob LaPenta:
Yes.  We started the Company about four, four and a half years ago, and talked about multimodal being the solution of choice.  And we said that the world was going to migrate to a multimodal solution.  A lot of people laughed at us back then and I can tell you that that is the way the world is going.

We are the leader in multimodal finger, face and iris.  We are the leader in facial, there is no question about that.  We're the leader in iris, there is no question about that.  If somebody said are you the leader in a single fingerprint?  In all honestly, I would say in that scenario we are not the leader, although I think we're very competitive and we could put together a good solution.  But I would not say we are the leader.  Multimodal we are the leader.

The contract in Mexico I've got to tell you, we are trying to research what Unisys is talking about.  I don't know the answer to that question.  But again, to be honest with you, Mexico is an opportunity that we were hoping we would have been successful on last year.  As it turned out, we were not.  That was part of the miss in our organic growth.

We were able to replace that with some Enterprise License and IT sales.  We still believe there is an opportunity for us in Mexico in the actual card portion of that program but we will see how that evolves.

Allen Zwickler:	When you say you don't know what they are talking about, do you mean that they didn't win it and said they did? I'm not clear on that.

Bob LaPenta:	What I am saying is I can't find anybody to tell me what finger, face and iris solution they have in that program. I don't know the answer to that.

Allen Zwickler:
OK.  Could we talk about some partner I mean, again I don't know a lot about it.  But they said they had some kind of partner down there.  It's just more about the whole competitive world.  So you are saying you competed for it, didn't win it but don't know why if I am hearing you right.

Bob LaPenta:	No, it's a long story. .

Allen Zwickler:	No. I don't want to burden the call, I just.

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Bob LaPenta:	I will summarize it as follows. We had a partner, it was the wrong partner. So we didn't lose, our client lost.

Allen Zwickler:	I understand.

Jim DePalma:	And we saw in the early days when we put together the Company, we saw Unisys on occasion at some of the DMVs. But over the past couple years we have not seen them.

Allen Zwickler:	OK.

Jim DePalma:	In the United States.

Allen Zwickler:
OK.  So all I am really trying to get at in my question is not so much about Unisys but it's a technology question.  If you guys could understand whether there is some new technology out there that is different or unique that we should be concerned about.  That was my question.

Bob LaPenta:	The answer is no.

Allen Zwickler:
OK.  And as far as just the capitalization of the Company which you have alluded to a couple of different times, is there anything that precludes you from buying in and again, pardon me for not knowing this if it is in your reports, from buying in some of your debt as an alternative, when you talk about these various alternatives?  Or are you precluded by a covenant of the agreements?

Jim DePalma:	When you say, you mean buying back some of our debt?

Allen Zwickler:	Yes. Like you have a fair amount of convertible debt, if I'm not mistaken.

Jim DePalma:	Yes. Yes

Allen Zwickler:	Is that publicly traded?

Jim DePalma:	Yes. We could buy some of our convertible debt. But right now that is not a use that we want to do. Quite frankly, the return of the convertible debt is not

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discount. At one time when the convertible debt was discounted down to $0.60, $0.65 on the dollar, we were prepared to do that but not right now.

Allen Zwickler:	Not at these prices.

Jim DePalma:
I would expect that within the next 30 to 45 days, we will have a different long-term debt strategy in place to address both the convertible debt that's due, there is a put on it in 2012 and what our current interest and covenants are with respect to the bank note.

Allen Zwickler:
OK.  But what I was asking was whether even under those circumstances you would be allowed to do that.  There is a clause in there that would allow you to refinance it on your own?  Or do you need a partner?  That's what I was not clear about.

Jim DePalma:	No. We are going to be able to do this on our own.

Allen Zwickler:	On your own. OK. Thank you very much. I appreciate your answers.

Operator:	Our final question comes from Steve Velgot of Susquehanna.

Steve Velgot:
Yes.  Just a couple quick questions concerning the strategic alternatives.  You had mentioned the level of interest out there that you had received already.  Can you tell us whether that has all been strategic or some financial players as well?  Also, would there be any CIFIUS  issues concerning potential international players?  And in what parts of your business would you see that perhaps coming up as an issue?

Bob LaPenta:
There has been interest from a wide variety of interested parties, relative to CIFIUS  If that were to become something that we would look at, they would have an issue with our Intel business.  But the nice part about that business is it's easily, I think there will be a lot of interested parties just for that business.

Steve Velgot:
OK.  And then just one last one if I could.  I think part of the reason that the stock may be where it is, as opposed to higher, is maybe some perception in terms of what management's expectations might be versus what other interested parties might be willing to do.  I just wanted to give you a chance to

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
02-09-10/10:00 a.m. CT
Confirmation # 50973179

talk about whether or not your expectations are in line with reasonable expectations at the end of the day.

Bob LaPenta:
Well.  Again, I am not going to spend a lot of time on that other than to say that I said earlier we are going to be talking about retaining bankers in 10 days to two weeks.  And I wouldn't have to do that if I was interested in selling the company at $10 or $11.

Steve Velgot:	OK. Thank you.

Operator:	Thank you. That was our final question. I would like to now turn the floor back over to Mr. Bob LaPenta for closing remarks.

Bob LaPenta:
Well.  Thank you very much.  I know it's a bad day here.  Hopefully everybody, those of you that have to travel get home safe and we will look forward to talking to you after the first quarter.  Thank you.

Operator:
This concludes today's teleconference.  Today's call is being recorded and will be available for replay beginning two hours from the conclusion of this call.  The dial-in number for the replay is 1-800-642-1687 for U.S. callers and 706-645-9291 for those outside the U.S. Please use passcode 50973179.  Please disconnect your lines at this time and have a wonderful day.  Thank you.

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